KELLWOOD COMPANY

FISCAL 2005 THIRD QUARTER

CONFERENCE CALL

MODERATOR: ROBERT C. SKINNER, JR.

DECEMBER 2, 2005 9:00 AM CT

Operator:

Please stand by we’re about to begin. Thank you for standing by, my name is Jamie, and I will be your conference facilitator today.

Welcome Ladies and Gentlemen to the Kellwood Company Third Quarter Results Conference Call. At this time, all participants are in a listen-only mode. We will be facilitating a question and answer session towards the end of this conference. If at any time during the call you require audio assistance, please press * followed by zero and a conference coordinator will be happy to assist you.

The Company has asked me to read the following Safe Harbor Statement. As a reminder to the participants, statements in this conference call that are not historical are forward-looking statements within the meaning of the Safe Harbor provisions of the Federal Securities laws. Actual results may differ materially due to risks and uncertainties that are described in the Company’s Form 10-K and other filings with the SEC.

With that, I would now like to turn the presentation over to your host for today’s conference, Robert C. Skinner, Jr., President and Chief Executive Officer. Sir, you may begin.

Bob Skinner:

Good morning and welcome to the Kellwood Company’s Third Quarter Conference Call. The other participants here with me today are Hal Upbin, the Chairman of Kellwood; Lee Capps, our Chief Operating Officer and Chief Financial Officer; and Greg Kleffner, our Vice President of Finance and Controller.

I would like to begin this morning’s call by discussing the accounting restatement that we disclosed in our press release yesterday evening and separately in an 8-K filed today.

Upon centralizing our accounting function at Corporate Headquarters for one of our regional accounting centers, we identified an error in accounting related to how we accrue certain costs. We do not expect this correction to result in any significant changes to first half 2005 net income. However, based on our analysis, we believe that cumulatively, net income was overstated by approximately $5 million after tax in fiscal years prior to 2005. Therefore, we will restate our fiscal years 2002 through 2004, as well as the first two quarters of 2005 for this change, while correcting another issue that was previously deemed immaterial to 2002 and 2003 results, which is estimated at $2.5 million after tax.

•	Importantly, this error does not appear to be intentional;
•

Rather, our accounting practice in this accounting center was not consistent with how all of our other units accrued for costs. We have enhanced our procedures in this area to prevent this type of error in the future.

•

The information for our third quarter results reported today is not expected to change; however, we will restate the prior year 2004 third quarter results and, therefore, have not presented you today with this comparison. Our expectation is to provide you will full results for the third quarter when we file our 10-Q on or about December 13th, 2005.

With that, I will now begin by highlighting our third quarter results and update our progress towards implementing our restructuring plan and what we’re doing to improve the retail and financial performance of our brands. Following this, Lee will then review our third quarter and nine-month results in more detail and provide you with our updated outlook for the fourth quarter and for the total year. Then, we’ll take any questions you have for us this morning.

We are pleased to report third quarter results from ongoing operations in line with our previous guidance. Net sales from Kellwood’s ongoing operations were $549 million, down 11% from $619 million in the third quarter last year. Net earnings were $17 million or $0.64 per diluted share.

As you are well aware, we have put in place several strategic initiatives aimed at positioning our Company to report sustained increases in sales and earnings. Let me share with you the progress we have made on these initiatives.

First, we have begun to implement our previously announced restructuring program to allow us to better focus on lifestyle brands. To this end, during the quarter, we successfully:

•	Sold David Brooks to the Hampshire Group and;
•	Sold Dottie to A.H. Schreiber & Company.

The remaining work on the businesses targeted for sale or closure is going very smoothly. In fact, our third quarter restructuring charge was $20 million below our forecast, and we believe that upon completion of the restructuring program, costs will be well within the $225 million charge that we announced in August.

Second, while not evident in this quarter’s results, our efforts to improve the performance of our Calvin Klein® Women’s Better Sportswear, O Oscar-an Oscar de la Renta Company, and Sag Harbor® brands continue to proceed well, and we believe we are on track to realize the initial progress from our actions in the second half of 2006.

To this point:

In Calvin Klein Women’s Better Sportswear, we have added to our talent base with a new President and a new Vice President of Design. Our go-forward strategy with Calvin Klein improves product styling and the shopping experience. We will make it easier for our customers to shop and buy the line as we define the collection as a lifestyle. We will also expand our range of price points to broaden our consumer base. Finally, we will have a better balance of key items to fashion on the selling floor. Each of these efforts is expected to expand our sales, while reducing our markdown exposure.

At O Oscar, as we previously discussed, we will relaunch the O Oscar line for Fall 2006 with a new management team. Our Fall ’06 delivery will take a fresh new approach that focuses on Oscar de la Renta’s great sense of luxury and femininity. Retailers who previewed the line were encouraged with what they saw. We have also tested O Oscar with consumer focus groups with an equally positive response.

And at Sag Harbor, our efforts have been focused on three key areas: upgrading our talent; increasing speed to market; and improving our product design. In regards to increasing our talent, we announced two key hires, a President of Sales and Marketing, and a Senior Vice President of Design. Both possess strong backgrounds in the apparel industry. Second, we have reduced our time to market by 90 days, with plans to improve cycle time by another 30 days by year-end. This will enable us to bring new fashion to market more quickly and reduce risk, as we place our orders closer to the selling season. Finally, we have upgraded our product offerings. With help from consumer research and the new design talent, our upcoming offerings are expected to better address current fashion trends and meet our consumers’ expectations.

A number of our divisions reported strong sales in this quarter. Our My Michelle Junior Sportswear division that includes My Michelle®, XOXO®, and our Candies® business for Kohl’s, our Briggs Division, Gerber Childrenswear, and American Recreation Products, our camping goods operation, all benefited from strong acceptance of our product offerings at retail.

And, finally, as an indication of our competence and our go-forward strategy, we repurchased 2.2 million shares in the open market at an average price of $24.99 per share, completing approximately 80% of the Board approved program.

In summary, our performance this quarter was right on target. We believe the actions we are taking to upgrade our talent, improve our product, and focus on growing lifestyle brands will enable us to effectively succeed in the marketplace. While we recognize that the retail environment is challenging, we believe we are poised to meet our fourth quarter goals. We remain committed to a strategy that results in consistent growth and rewards our shareholders in the near and long term.

And, now, let me turn the call over to Lee to review our financials and guidance in more detail.

Lee Capps:

Thank you, Bob. Since last year’s results will be restated, we are somewhat limited on the comparisons to prior year quarters. As such, my comments on the third quarter will be largely in relation to the guidance we issued on September 1st. The tables beginning on page five of the press release illustrates total Company results, which includes ongoing operations. Third quarter revenues from ongoing operations were $549 million, declining $70 million from $619 million in the third quarter in fiscal 2004, but basically in line with our guidance of $555 million. In ongoing segments, sales were down 11% in Women’s Sportswear to $346.6 million in the third quarter and down 19% in Men’s Sportswear sales to $131.6 million. This was partially offset by a 6% increase in other soft good sales to $71.2 million.

We were able to maintain tight controls over costs, and as a result, operating earnings in the third quarter were $33.1 million, slightly above our guidance of $33 million. Net earnings were $17.1 million or $0.64 per diluted share, exceeding our previous guidance of $15 to $16 million or $0.53 to $0.57 per share and benefited from share repurchases in the quarter and lower non-operating expenses, and to provide some clarification on the $0.64 versus the $0.60 on operations, the breakdown is ongoing businesses $0.64. We did have a $0.08 restructuring charge and discontinued operations were approximately $0.04.

Kellwood ended the quarter with considerable liquidity. At October 29th, 2005, cash and marketable securities increased by $52 million to $261 million, from $209 million at October 30th, 2004.

We were also active in our share buy-back program repurchasing 2.2 million shares through the quarter-end at an average price of $24.99 per share, completing approximately 80% of the Board’s approved program. The Company repatriated $90 million of foreign earnings in the third quarter as part of the 2004 American Jobs Creation Act.

Turning now to our guidance for the fourth quarter. The quarter total sales are estimated at approximately $525 million, versus $592 million last year. Sales from business units to be exited are expected to approximate $50 million versus $97 million last year. On an ongoing basis, fourth quarter sales are estimated at approximately $475 million, versus $495 million last year.

Net earnings for the fourth quarter are forecasted to approximate $5.9 million or $0.23 per diluted share on an ongoing basis. The impact from our exited businesses and non-recurring charges are expected to be about $44 million or $1.70 per share, resulting in an overall loss of approximately $38 million or $1.47 per diluted share.

So for the full year, we expect sales to approximate $2.35 billion, versus actual fiscal 2004 sales of $2.56 billion. This estimate includes sales from divisions and brands that will be exited or restructured. On an ongoing basis, sales are forecasted to be approximately $2.07 billion, versus $2.2 billion last year on an ongoing basis. Diluted shares outstanding for the full year are expected to approximate 27.1 million shares.

This concludes our formal comments, and we will now open up the conference call for your questions.

Operator:

Thank you. Ladies and gentlemen, at this time, if you would like to ask a question, simply press * followed by 1 on your touchtone telephone. Again, that’s * followed by 1 for any questions or comments that you may have. We’ll pause for just a moment to assemble the question queue. We’ll go first to Brad Stephens of Morgan Keegan.

Brad Stephens: Good morning, guys.

Bob Skinner:	Good morning, Brad.

Brad Stephens: Could you just update us on the future of Sag Harbor® as it relates to May-Federated or you know any other fallout from May-Federated that you’re going to see?

Bob Skinner:

Brad, it’s Bob. We’re not going to comment on individual brand sales to individual retailers. Sag Harbor® remains our single largest volume brand with strong consumer recognition and we continue to evaluate ways to effectively distribute Sag Harbor® to our consumer base over different forms of distribution.

Brad Stephens: Okay. Then, I guess moving on, then. Yesterday the Post commented that a re-launch of O Oscar would infringe on the current agreement with Calvin Klein®. Can you either confirm or deny that or kind of put that to rest for us?

Bob Skinner:

Yes, I won’t comment on the article; it doesn’t warrant comment, but we have said publicly that we are re-launching O Oscar, and I will confirm that it does not infringe on any of our licensing contracts in any way, but as we haven’t actually executed the re-launch yet, we want to keep the details of it confidential.

Brad Stephens:	Right. And, then, my last question is, we did a lot better with expense control. Where are those expenses coming from or coming out of or where are you reigning in expenses?

Lee Capps:

This is Lee. It’s basically across the board. We started a program two quarters ago to take a look at the expenses and we’re seeing the fruits of those programs. So, they really are basically in SG&A across various categories within that category of expense.

Brad Stephens:	All right, great. Thanks, guys.

Bob Skinner:	Thank you, Brad.

Operator:	We’ll go next to Elizabeth Montgomery with SG Cowen.

Beth Montgomery: Hi. It’s Beth Montgomery.

Lee Capps:	Hi, Beth.

Beth Montgomery:	Can you hear me?

Bob Skinner:	Yes, we can, Beth.

Beth Montgomery:

Oh, hi. I guess my first question; your gross margin actually looks pretty good despite, I think, revenue is coming in a little bit lower than what we were looking for, and I wondered, and I apologize if you addressed this in your prepared comments, but I wondered if you could discuss what was driving the, kind of, better-than-expected gross margins given the sales shortfall?

Bob Skinner:	No, actually, Beth, we did not address it in our prepared comments, so Lee’s going to cover that with you now.

Lee Capps:

It’s basically a case where we – when we take a look at the sales, we had some lower sales in categories of lower-margin products, and so they were cut back from what we had anticipated originally. So, you know, obviously, the margins are better on the remaining sales or the quality of sales are somewhat better.

Beth Montgomery: Were those lower-margin products, were those the margin builders in Sag Harbor® that you were planning to eliminate beginning this Fall or is that a different product?

Bob Skinner:	It was really across the board focusing on products that will bring us better margin across our various divisions.

Beth Montgomery:

Okay. And, then, again, going back to Sag Harbor® just for a second, I wondered, in terms of your guidance for revenue for Q4 looking for revenue from the continuing businesses to be flat, versus this down 11, it seems like December is probably the biggest selling month of the quarter, at least in terms of your replenishment programs for Holiday, and I wondered how much visibility you had into revenue growth so far in Q4?

Bob Skinner:

Yeah. December would be correctly the largest month at retail, you’re right, but from a wholesale shipping point of view, January is the largest month. So as I think someone wrote recently among your community, Black Friday does not the holiday season make. So there’s considerable time left. We’re in the first furlong of the race as it relates to Holiday sales. So, yeah, you’re right in that we don’t have total visibility into the fourth quarter at this point in time.

Beth Montgomery:	Okay, all right. Thanks a lot.

Bob Skinner:	Thank you, Beth.

Operator:	We’ll go next to Todd Slater with Lazard.

Todd Slater:	Thank you very much. Good morning.

Bob Skinner:	Good morning, Todd.

Lee Capps:	Good morning.

Todd Slater:

I guess, let’s see, a few questions. Maybe you guys could just go over a little bit what you think the growth areas are in ’06, sort of where the areas of growth and areas may be of shrinkage, and then I was wondering if you could update us a little bit on the state of the Phat Farm business, and I was wondering if you can give us some sense of what you expect for the SG&A dollar growth or decline might be in the fourth quarter. How are you managing expenses under the new, sort of, brand model that you’ve got? And, then, I have some balance sheet questions about maybe where inventories are, this year, last year, accounts receivables, and I think we got the cash number, but I didn’t see what the debt number was. Thank you.

Bob Skinner:

Todd, I’m going to let Lee deal with the SG&A and balance sheet questions. I’ll handle the growth and Phat Farm® ones. A number of growth areas. The businesses that performed well that I mentioned in my prepared remarks that are performing well in the fourth quarter, we continue to look for growth and to repeat, those from the fourth quarter were My Michelle®, which is our juniors business in total including Candies®, XOXO®, Rewind® and Jolt® brands, as well, Gerber Childrenswear, American Recreation Products, our Briggs® business, and then certainly the areas that we’ve mentioned among our new initiatives in our prepared remarks, Calvin Klein® and O Oscar.

As it relates to Phat Farm®, the urban market continues to evolve, and we continue to believe that we own the premier brand in, Phat Farm® and Baby Phat®, in that marketplace. So we’re continuing to evolve the fashion in Phat Farm®. Phat Farm is also a division that we look for growth and are planning growth in 2006.

Lee, you want to cover the SG&A, and then Todd’s questions on balance sheet items?

Lee Capps:

Okay. On the SG&A, the programs that I mentioned earlier on the question on SG&A, they continue to build. We anticipate some additional benefits to those in the fourth quarter. We don’t necessarily quantify the SG&A percentages when we do a forecast, but we do anticipate some additional savings in SG&A. On inventory, in connection with the restatement, we needed to be sensitive to the fact that there are certain inventory items that will change and that’s why a balance sheet wasn’t presented, but I can say that inventory is very much in line with what we anticipated. Our inventory is – we measure things on a day’s basis, because related to our sales and our days are down slightly. Our accounts receivable days are even with what we had in the prior year, so there’s no growth there. From a debt perspective, I think we were sitting at $470 million before, and we continue to be at the same level.

Todd Slater:

Okay, and, maybe just a follow-up on the restructured brands. I guess you wouldn’t comment on where – what you were going to do, you know, with some of the Sag Harbor® but with Oscar and/or Calvin Klein®, any color you could give us on where you might expect those to be launched or those to be located next year?

Bob Skinner:

Well, Calvin Klein® is already launched and already on the selling floors, Todd, so if we continue to intensify our business with major department stores and that’s where the brand already is, O Oscar, because it’s not relaunched yet, we prefer to keep the distribution strategy confidential.

Todd Slater:	When might we learn about that?

Bob Skinner:	I would say sometime in the first quarter of the calendar year.

Todd Slater:	Okay, and just a quick follow-up with Lee on the SG&A dollars. You indicated there’d be some savings there, so should we expect SG&A dollars to be down?

Lee Capps:	They are turning down, yes.

Todd Slater:	More or less in line with the revenues or more or less?

Lee Capps:	Well that I can’t get into, it’s...

Todd Slater:	What would you hope? What are you trying? How are you...?

Lee Capps:	It’s trending down, as I indicated before, it won’t be directionally proportionate to the sales drop.

Todd Slater:	Okay. So it might be down a little bit less than sales?

Lee Capps:	Yeah.

Todd Slater:	I got it. Okay. Thank you. That’s helpful.

Bob Skinner:	Thank you, Todd.

Operator:	We’ll go next to Liz Dunn with Prudential.

Liz Dunn:	Hi, good morning.

Bob Skinner:	Good morning.

Liz Dunn:	I know that you said in response to some earlier questions that you don’t want to comment on specific brands and specific retailers.

Bob Skinner:	That’s correct.

Liz Dunn:

There was an article in the Post that quoted you, Bob, saying that the Sag Harbor business wasn’t going to be carried at Federated any more. If you didn’t say that, can you at least say that you didn’t say that to them, or...

Bob Skinner:	The articles don’t warrant comment.

Liz Dunn:

Okay. Well, I guess, many of the other apparel manufacturers that have reported, Liz, Jones, VF, and others have talked about just the overall impact of Federated in May on their business and how they see that. Can you discuss that? And also what about Sears, because many of the other companies that have reported also have sort of highlighted Sears as a strategy in flux and have said that Sears seems to be making a strategic shift away from the apparel category. Can you comment on either of those two things?

Bob Skinner:

I would say, Liz, as it relates to Federated-May Company, it presents opportunities, when you have a portfolio of brands; it presents some growth opportunities for some of our brands and some challenges for some other of our brands. I really wouldn’t want to be more specific than that, and the same is true with Sears and Sears/K-Mart. Some opportunities for us for growth and some challenges, as well. So both are certainly, you know, seismic events or sea changes in the industry, but as those evolve and shake out, obviously, they’ll be reported in our numbers.

Liz Dunn:

Okay. And then, I guess, one final question. I didn’t see it in your release though you’ve been providing it in past releases. Can you update us on where your better-plus business is as a percentage of the total?

Bob Skinner:	Roughly the same. I think we reported that at 20-ish percent. I think it’s about the same.

Liz Dunn:	Okay. Thank you.

Bob Skinner:	You’re welcome, Liz.

Operator:	We'll go next to Jeff Edelman of UBS.

Jeff Edelman:	Thank you. Good morning.

Bob Skinner:	Good morning, Jeff.

Jeff Edelman:

Realizing that we don't have too much financials here, as we look at the EBITDA margin, you're the second lowest in the last 10 years. Lee, could you give us a sense as we look back at your past low periods, you know, roughly how does the gross margin stack up vis-à-vis that and then the SG&A so you could sort of get a rough sense of what we can look at going forward?

Lee Capps:	All right, let me clarify the question, you had mentioned EBITDA margins are somewhat larger; you're asking for some help on where we stand on gross margin?

Jeff Edelman:	Yeah, gross margin and SG&A for the year. I mean there wasn't any - I mean, you can give us a rough idea even though you don't have the signed off statements.

Lee Capps:

Well, we are working on, you know, reducing the SG&A costs and trying to get them more in line with sales as we have indicated earlier. Margins, we had that period of time when we had nine consecutive quarters of increased margins; we're in a process now, you know, again restructuring the business going forward. I don't know really how to answer that question relative to two or three years ago and obviously you folks have that information.

Jeff Edelman:	Okay. Would the...

Lee Capps:	I mean our goal is obviously to improve both gross margins and reduce SG&A expenses so that we can get to...

Jeff Edelman:

Sure. Okay, well, let me put it another way. If we try to cut through a lot of this, if you had been trending higher on a gross margin basis, as you look at your business on a go forward basis, can we look at '05 as having achieved a record gross profit or gross margin over the last 10 years?

Lee Capps:

No. No, but I would say this; we still are focused on our goal in 2007 of 9% EBITDA, so we're still working very hard towards that goal and obviously we need to improve our gross margins as they stand today and control our SG&A expenses to get there.

Jeff Edelman:	Okay. What kind of a gross margin in SG&A would you sort of need to get that EBITDA number?

Lee Capps:	We've focused on EBITDA and we don't discuss the components going forward.

Jeff Edelman:	Okay. As you look, Bob, you mentioned you've got a number of businesses that could benefit from mergers out there and consolidations and some...

Bob Skinner:	And some challenges as well, Jeff.

Jeff Edelman:	Right. I assume the challenges fairly significantly outweigh the opportunities, at least over the next six to 12 months?

Bob Skinner:	No, I would say they're probably weighted equally over the next 12 months or so.

Jeff Edelman:	Okay. Could you give us a sense how Spring is shaping up, it's been a, you know...

Bob Skinner:	Spring bookings?

Jeff Edelman:	Yeah, it has not been a great year for some of the department stores. Are you seeing sort of a paring back in expectations or did you think what you've got will be shipped; give us a sense there?

Bob Skinner:

Sure. And again, let me say this for everyone on the call, we will give 2006 guidance in mid-January of '06, and again, a caveat, as I talk about Spring, there is a trend that with – we’ve worked greatly on reduced cycle times and with that our customers book later and later, so our visibility at, you know, sitting here in early December into Spring, while we have some bookings we are not complete yet for Spring. But I would say your assessment is accurate that, you know, bookings for Spring have not been robust but neither are they a disaster by any means and we expect a lot to come in later as has been the trend in the last few years. This is not a new phenomenon just for Spring '06.

Jeff Edelman:	Okay. If your inventory days of supply are as low as Lee tells us and you get the later orders, do you really have the capability to deliver and will air shipping eat the profit away?

Bob Skinner:

Well, good question, but again, please keep in mind; I've said our cycle times have reduced greatly, so we have some ability, Jeff, not total, you can't chase it in total. The inventory risk today on having a lot of inventory sitting around is great, so that's why we focus so much on cycle time reduction in all of our divisions and we've made a lot of progress and I’m very pleased by that progress. So, we have some ability to catch late breaking orders and we’ve planned for that. No, I don't want to give you the impression that we're sitting with warehouses full of inventory because we are not.

Jeff Edelman:	Okay. Just one final; not to monopolize everything. Is there any financial constraint that would preclude you from authorizing another stock repurchase plan?

Bob Skinner:	Well, that's always done in conjunction with our Board and we'll continue to evaluate the attractiveness of that as a part of our overall financial strategy as we go forward.

Jeff Edelman:	Okay. But in terms of certain debt or cash requirements, you're not precluded from authorizing another repurchase?

Bob Skinner:	Well, again, we're still in our current program and whether or not we want to add another program, we'll evaluate at the time.

Jeff Edelman:	Okay. Thank you.

Lee Capps:

Hey, Jeff. Can I follow up on one point, maybe I can help? I know we don't give specifics on gross margin and SG&A, but I can tell you that the greater majority of the improvement that we're trying to get will be in gross margin.

Jeff Edelman:	Okay. Thank you.

Bob Skinner:	Thanks, Jeff.

Operator:	We'll go next to Susan Sansbury of Miller Tabak & Company.

Susan Sansbury:	I should put just a bar over the A, it's Miller Tabak. Hi, how are you?

Bob Skinner:	Good morning, Susan.

Susan Sansbury:

Going back to SG&A, I don't know if you ever - well, Lee, can you annualize the savings that you expect to generate once this cost cutting program is over with? Number one; number two, when did it start? And number three, how - it's essentially the same question that - how much do you expect to cut out?

Lee Capps:	Well, I don't have answers to those questions in total. I think you would recognize that our SG&A percentages of sales has been low relative to other players in the industry.

Susan Sansbury:	Right.

Lee Capps:

We are focusing on all the variable costs that we have within SG&A and some of that obviously is offset by new initiatives and new advertising programs, so it's difficult to quantify the exact number. We're in a position at this point that we've been able to offset positive spending in advertising and promotion with cuts in SG&A elsewhere.

Susan Sansbury:	Okay, so, net-net you're not going to get any savings?

Lee Capps:	We're not projecting a net-net savings. We're projecting that we'll be able to offset those added costs with savings.

Susan Sansbury:	Okay.

Lee Capps:	In the program, we've always had a, you know, tight controls in SG&A but this last effort started in the fourth quarter of '04.

Susan Sansbury:

Fourth quarter '04. Okay. So I guess the next question is, can you talk about some of these discretionary new programs like increased advertising in media et cetera? What were they last year and what are they expected to run; what's the run rate for '05 and '06?

Bob Skinner:

Well again, it's Bob, Susan. As Lee indicated, we expect to offset those costs, so while I won't quantify those within our SG&A expenses with other savings, but certainly we're spending on promoting, advertising, building our major brands be it Sag Harbor®, be it Koret®, be it Phat Farm®, be it Baby Phat® be it our licensed brands like Izod®, Calvin Klein® and O Oscar. So, they’ll be spending across the board in those areas to build the brands, sometimes in conjunction with our licensor partners.

Susan Sansbury:	Okay. Going back to a question that Jeff asked; he was trying to be polite, I'll just be direct. Are there any financial covenants that give you less flexibility to do anything that you want to do?

Bob Skinner:	Again, financial covenants are exact terms with our banks, we're not going to discuss as they relate to share buy-backs or anything else that we do.

Susan Sansbury:	Okay. Thanks very much.

Operator:	We'll go next to Steve Martin with Slater Capital.

Steve Martin:

Yeah, most of my questions have been answered, guys. On the tables where you reconcile continue ongoing operations to continuing operations, the heading for, it says exited businesses and non-recurring charges. Can you break down the $3,029,000 and $14,800,00 between - and then again on the last table of $52, 200,000 between those two items?

Lee Capps:	Right. What were the two items that you were requesting?

Steve Martin:	Well, in other words; the heading says exited businesses, non-recurring charges, so the $3,029,000 which was the operating profit on the

$38,098,000 is that all operating profit or is there a charge in there?

Lee Capps:

I'm sorry. Is there a charge in there? It's all related - I'm not sure I'm going to answer your question, but I'm going to try. The $3,029,000 is all related to exited businesses or restructurings that we've previously announced.

Steve Martin:	Right. And I'm asking - the question is, is that two items? In other words, you have a sale number there of $38,098,000 for the exited businesses.

Lee Capps:

The answer to that question is there is basically two items and we don't break those out between the two. I mean, it will ultimately be broken out in the fact that we will have, once we get complete with our exited business strategy, they will mostly likely be down in discontinued operations. And then in the P&L it will be shown what relates to restructuring versus what relates to exited businesses and it will be outlined in the 10-Q when we file it later this month.

Steve Martin:	Okay. It's just that when you look at it the way it is, the implication is that the exited businesses actually had a - I don't know, about a 6 or 7% operating profit margin, 3 million on 38 million.

Lee Capps:	Okay.

Steve Martin:

And you would have expected the exited businesses to actually have a loss and that's why you're exiting them. And I'm trying to understand, you know, and that's where I get - and that's why I'm asking the question about the charges.

Lee Capps:

It's a fair question, but what happens when you go through the exited process is it's hard to distinguish between the restructuring charge and the results of operations. That's why ultimately they'll be shown as discontinued because when we set up our exiting - or our restructuring charge, we assume that there would be some challenges relative to running those businesses subsequent to the announcement date and that we have some inventory concerns related to that. Obviously, Bob indicated earlier that we're coming out better than what we had estimated, but it's really difficult to just take the exited businesses versus the restructuring charge because they're so closely related it's hard to distinguish between the two.

Steve Martin:	Okay. And you talked about inventory levels earlier, can you give us some indication of the aging of the inventory, you know, this year versus last?

Lee Capps:

The quality of the inventory is very good. And like I said, we measure days a lot because a lot of times what'll happen is we try to match it with projected sales going forward and that gives us a clue as to any issues. We have aged the inventory. We do not see any deterioration in the inventory levels that we have. And our overall days are in very good shape.

Steve Martin:	All right. Thank you very much.

Operator:	We'll go next to Derrick Wenger of Jefferies & Company.

Derrick Wenger:

Yes, I apologize if you've answered any of these and I'm not sure you can, but just financial questions. What was the depreciation and amortization level for the quarter, the EBITDA, the interest to capital expenditures and the debt? Can you answer any of those?

Lee Capps:	All right. Hold on. The depreciation we'll have to get back to you. What was the second question?

Derrick Wenger:	EBITDA, was that given?

Lee Capps:	No.

Derrick Wenger:	Okay.

Lee Capps:	Amortization - we'll get back to you on that.

Derrick Wenger:	The interest expense?

Lee Capps:	Net interest expense was $5.8 million.

Derrick Wenger:	That's interest - net interest?

Lee Capps:	That's net.

Derrick Wenger:	What was gross? Do you know?

Lee Capps:	Hold on a second, we'll get that. Any other questions while we're looking that up?

Derrick Wenger:	Yeah, capital expenditures for the quarter and the estimate for the year, if you have it? And then, total debt end of the quarter.

Lee Capps:

For the total debt is $470 million. Capital expenditures for the year, we're still anticipating approximately $30 million, it might be slightly less than that. And depreciation, as I've said earlier, we'll have to get back - I mean, capital expenditures for the quarter, we don't have that readily available. The gross interest expense was approximately $8 million.

Derrick Wenger:	Okay.

Lee Capps:	We owe you depreciation expense.

Derrick Wenger:	D&A, yeah.

Lee Capps:	For the quarter? A is, you know, we have that as roughly 2.6 million for the quarter. Okay. (note: should be referenced as month not as quarter)

Derrick Wenger:	Okay.

Lee Capps:	Other questions?

Operator:	We'll go next to Rick Lodewick of John Levin & Company.

Rick Lodewick:

It looks like the cash went down or the free cash flow for the quarter was about $30 million negative; I'm just looking at the cash balance from the previous quarter-end and assuming debt was flat and the cash balance at the end of this quarter, I mean, is that accurate?

Lee Capps:	Well, we did have the share repurchase, we purchased a significant level of shares, approximately 1.7 million shares at an average cost of about $25 a share.

Rick Lodewick:	Okay, so that would imply, you know, a slight positive free cash flow?

Lee Capps:	Mm-hmm.

Rick Lodewick:

Okay. And can you go over, you guys had established a pretty substantial inventory reserve with your charge at the end of last quarter and how whether you utilized any portion of that reserve and how that gets booked through income? I assume it's all associated with the discontinued operations so perhaps that explains why, you know, the discontinued operations generated such a high profit margin? I mean is that a good interpretation of that?

Lee Capps:

That is a good interpretation. We track the reserves very closely with what we had indicated. We tracked it by business. We tracked it whether it's ongoing versus restructuring and we have had favorable results on the exited businesses.

Rick Lodewick:	Okay. And in terms of the accounts receivable, I guess you mentioned that they were flat on a year-over-year basis with the decline in sales, so that would imply an increase in.

Lee Capps:	Let me further explain that. What I was referring to are the days.

Rick Lodewick:	Okay. Got it.

Lee Capps:	The actual amounts are down.

Rick Lodewick:	Got it.

Lee Capps:	And they're down in proportion to what they were in past so we don't see a build in the days which is very good. The days are flat with last year and the dollar amounts are down.

Rick Lodewick:

Okay. And could you give like sort of an approximate level or of the positive - I assume part of the gross margin benefit is because you sold some discontinued stuff that had been marked down substantially and you sold it at a higher price than you thought you'd get, and is there a way you can quantify what the impact of that was on the gross margin and the operating profit? Or can we assume it was, you know, maybe 3, 4, 5 million bucks or something like that? Or how can I arrive at that number?

Lee Capps:	Well, the sales would be classified with the exited businesses and I believe the sales were also - they're classified as discontinued.

Rick Lodewick:	Yes.

Lee Capps:	So, none of that would have impacted the ongoing business gross margins.

Rick Lodewick:	Terrific. Okay. Thank you very much.

Lee Capps:	You're welcome.

Operator:	We'll go next to Brad Stephens with Morgan Keegan.

Brad Stephens:

Hey, guys, one quick follow up here, actually two. You made a comment on your first quarter conference call that due to lower cost of goods coming out of China that you would have to compete on price. Given the new agreement as it relates to your Smart Shirts division, how should we think about Smart Shirts going forward, both from a volume and a margin perspective? And how long will it take you to move the capacity in the future in Mainland China?

Lee Capps:

Well, let me answer that one. The new agreement with China and the US has substantially increased the amount of quota that China has relative to what they had prior to the quotas going away. But we also feel that that agreement will last for the full three-year period until the end of 2008, so there will be some restraints on how much production can come out of China. They have nice increases per year, but it's not as, you know, free trade, as what we would like. So, moving production into China in substance will be delayed as a result of that; there will be some movement. We'll consider the benefits of doing that versus the other locations that we have, but our strategy of moving it short-term is a little bit mid-term at this point.

Brad Stephens:	So, I guess the way to understand that is until 2008, we should see some sort of pressure on the Smart Shirts division.

Bob Skinner:	I think their margins - margin challenges I think that would be a fair statement from a volume point of view. We've booked quite a lot into the future there and our sales bookings are quite strong.

Brad Stephens:	How was Smart Shirts this past quarter?

Lee Capps:	They're doing very well. So they're doing as we had indicated, as we had expected, we didn't indicate, but as we had expected.

Brad Stephens:

All right. And then on the repatriated capital, if I'm correct and please correct me if I'm wrong here, you cannot use that for share repurchase, so you have to put that back to work in some capacity, any ideas on how that will be put back to work?

Lee Capps:	We have to put together a detailed reinvestment plan that complies with IRS regulations and we see absolutely no challenge in being able to support the repatriation from a tax perspective.

Brad Stephens:	Any color at this point you'd like to provide on how you're going to reinvest that?

Lee Capps:	No, and most of it is areas that are tied in with our current plans for growth of the business, so.

Brad Stephens:	All right, great. Thanks guys.

Operator:	We'll go next to a follow up from Liz Dunn with Prudential.

Liz Dunn:

Hi, just two quick follow-ups. First, can you give us some guidance for your cash flow from ops - excuse me, for the year? Or I guess I'm trying to get to a free cash flow number and because we have all these charges and it's hard to know what's cash and what's not, can you give us some color on free cash flow for 2005? And then my second question is, we didn't really discuss Izod® and I know you're not commenting on specific brands at specific customers, but can you just tell us how that business has evolved from I think what began as a May Company exclusive, you know, has it evolved beyond that? Because I think some of us are concerned that it could be at risk in the new environment. Thanks.

Lee Capps:

The free cash flow question, we're really not prepared to answer that because obviously that relates to future periods and that's a level of detail we're not comfortable with. It's not going to change substantially from what we have indicated in the past and you know, we don't see any negative impact on any update that we have for the third or fourth quarter in cash flow.

Liz Dunn:	Can you update us on of the charges, how much of that is cash? Because I think we can all do the math of what your net income guidance is and then just back to D&A and.

Lee Capps:	Okay, I can tell you that we feel that the remaining charges will have a positive cash flow impact.

Liz Dunn:	Okay.

Bob Skinner:

Izod® women's sportswear, Liz, is distributed at many retailers. We continue to plan for that to be the same way in 2006 and beyond. In fact, the line has evolved from just casual sportswear into Izod Movement, an athletic end and is evolving more towards some tailored pieces as well, so it's growing and distributed at many retailers.

Liz Dunn:	Okay. Thank you. Good luck.

Lee Capps:	Liz, let me follow up. I said the remaining charges would be cash positive. The remaining dispositions and exited activities will have a positive cash flow impact on the company.

Liz Dunn:	Okay. Thank you.

Bob Skinner:	You're welcome.

Operator:	We'll go next to Michael Twilley of Clover Partners.

Michael Twilley:	Hey, good morning.

Bob Skinner:	Good morning.

Michael Twilley:	Could you just talk about the impact of the Bon-Ton, Saks deal with the Northern department stores and if you have any business that you expect to lose or gain from that transaction?

Bob Skinner:	Actually, we're pleased to see the transaction. They're both good customers and we expect a good relationship to continue with the consolidator with Bon-Ton.

Michael Twilley:	Good. Thank you.

Bob Skinner:	Mm-hmm.

Operator:	And at this time, we are standing by with no further questions. Mr. Skinner, I'll turn the conference back over to you for any additional or closing comments.

Bob Skinner:	I want to say thank you everyone for participating and wish everybody a very happy, healthy, safe and prosperous holiday season. Thank you.

Operator:	Once again, ladies and gentlemen, that does conclude today's call. Thank you for your participation; you may disconnect at this time.

END